FOR IMMEDIATE RELEASE

Cleveland Biolabs Receives Letter from NASDAQ Citing Non-Compliance with Global Market Listing Requirements

Pending Review, May Apply for Transfer to NASDAQ Capital Market

Buffalo, NY — October 24, 2008 - Cleveland BioLabs, Inc. (NASDAQ:CBLI) today announced that on October 22, 2008, the Company received a letter from The NASDAQ Stock Market notifying the Company that it had ceased to remain in compliance with Marketplace Rule 4450(b)(1) which requires that the Company maintain either (a) a market value of listed securities in excess of $50 million or (b) total assets and total revenues of at least $50 million in the last fiscal year or two of the past three fiscal years. The Company will be provided 30 calendar days to regain compliance, or alternatively may apply for transfer of its listing to The NASDAQ Capital Market.

This notification has no effect on the listing of the Company's common stock during the 30-day period or during evaluation of any potential application to transfer listing and it will continue to trade on The NASDAQ Global Market under the symbol CBLI.

About Cleveland BioLabs, Inc.
Cleveland BioLabs, Inc. is a drug discovery and development company leveraging its proprietary discoveries around programmed cell death to develop treatments for cancer and protection of normal tissues from exposure to radiation and other stresses. The Company has strategic partnerships with the Cleveland Clinic, Roswell Park Cancer Institute, ChemBridge Corporation and the Armed Forces Radiobiology Research Institute. To learn more about Cleveland BioLabs, Inc., please visit the company's website at http://www.cbiolabs.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Some of the factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company’s periodic filings with the Securities and Exchange Commission.

Contact:
Rachel Levine, Director Corporate Development & Communications
Cleveland BioLabs, Inc.
T: (646) 284-9439
E: rlevine@cbiolabs.com